Exhibit 10.4-b









                                    AMENDMENT

                           Dated as of March 29, 2002

                                       to



                          MANAGEMENT SERVICES AGREEMENT

                                     between

                     LONG ISLAND LIGHTING COMPANY d/b/a LIPA

                                       and

                          KEYSPAN ELECTRIC SERVICES LLC

                                   Dated as of

                                  June 26, 1997

     This AMENDMENT (the "Amendment") is made and entered into as of March 29, 2002, by and between LONG ISLAND LIGHTING COMPANY d/b/a LIPA, a New York corporation ("LIPA"), as assignee of Long Island Power Authority, and KEYSPAN ELECTRIC SERVICES LLC, a New York limited liability company formerly known as MarketSpan Electric Services LLC (the "Manager"), as assignee of the Long Island Lighting Company, to the Management Services Agreement, by and between LIPA and the Manager, dated as of June 26, 1997 (the "MSA").

                                    RECITALS

     WHEREAS, LIPA and the Manager have determined to (i) extend the term of the MSA in part to assure LIPA the benefit of additional synergy savings associated with the establishment of KeySpan Corporation ("KeySpan") and (ii) amend certain other provisions of the MSA as herein provided; and

     WHEREAS, LIPA and KeySpan are contemporaneously entering into certain amendments to the Generation Purchase Right Agreement, entered into between them dated as of June 26, 1997.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     Section 1.1. Definitions. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the MSA.


                                    ARTICLE 2

                                AMENDMENTS TO MSA

     Section 2.1. Amendment to Section 6.1 of the MSA regarding the final year of Management Services Agreement. Notwithstanding the Service Fee formula contained in Section 6.1 to the MSA, the parties agree that for the seven (7) month period ending December 31, 2008 (the "Stub Year"), Manager's fee will be determined as follows:

     In lieu of the Fixed Direct Fee determined in accordance with Section 6.1, the Manager shall receive a monthly amount equal to 1/7th of Stub Year Direct Cost Budget. The Stub Year Direct Cost Budget shall equal the sum of (a) the Stub Year Fixed Direct Fee, (b) the Management Fee, (c) Manager Asset


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Compensation  and (d) Estimated  Incremental  Direct Costs.  The Stub Year Fixed
Direct Fee shall be 7/12ths of 90% of the Direct Cost Budget for the year ending December 31, 2007, (less the Management Fee for such year and less the Manager Asset Compensation for such year), escalated in a manner consistent with the escalation for the Direct Cost Budget provided for in Section 2(a) of Exhibit A to the letter agreement (the "MSA Side Letter") dated May 27, 1998 between LIPA and the Manager evidencing agreement as to certain matters under the MSA. The Management Fee for the Stub Year shall be $5,833,333.33. Manager Asset Compensation for the Stub Year shall be $17,500,000.00. Estimated Incremental Direct Cost shall be 7/12ths of 10% of the Direct Cost Budget for the year ending December 31, 2007, (less the Management Fee for such year and less the Manager Asset Compensation for such year), escalated in a manner consistent with the escalation for the Direct Cost Budget provided for in Section 2(a) of Exhibit A to the MSA Side Letter. Incremental Direct Costs means an amount (but not less than zero) equal to the difference between the actual total Direct Costs (including the actual Manager Asset Compensation as trued up in Section
2.4 hereof) incurred by the Manager in the Stub Year and the Stub Year Fixed Direct Fee, provided that for purposes of such calculation, such difference, adjusted by the Non-Cost Performance Incentives/Disincentives described in the next sentence, may in no event be greater than 25% of the Stub Year Fixed Direct Fee. Subject to the limitation contained in the prior sentence, the Manager shall also receive the Non-Cost Performance Incentives/Disincentives determined in accordance with the MSA pro-rated for the Stub Year based upon performance in the Stub Year. The Manager will also be reimbursed for actual Third Party Costs and the actual Other Costs incurred by the Manager in the Stub Year. Payments to provide for Third Party Costs will be made in a manner consistent with the budget for the year ending December 31, 2007. The Stub Year payments of the Stub Year Fixed Direct Fee, Estimated Incremental Direct Costs and Third Party Costs are subject to true up. KeySpan will provide within 45 days of December 31, 2008, a true up of the funding to the actual total Direct Costs and actual Third Party Costs incurred. The final true up payment will be made within 60 days of December 31, 2008.

     The parties recognize that any synergy savings or productivity savings achieved by Manager for the Stub Year are reflected in the total payments provided above.

     Section  2.2  Amendment  to Section 8.1 of the MSA.  The first  sentence of
Section 8.1 is amended to read as follows:

                    This Agreement shall become effective on the Contract Date, and shall continue in effect until December 31, 2008 (the "Term"), unless earlier terminated in accordance with its terms, in which event the Term shall be deemed to have expired as of the date of such termination.

     Section 2.3.  Amendment  to Section 8.2 of the MSA.  The first  sentence of
Section 8.2 is amended by deleting  "following  the fifth  anniversary...."  and inserting "following December 31, 2005...."


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

     Section 2.4. Amendment to Section 3 of Exhibit A to the MSA Side Letter. Notwithstanding anything to the contrary in Section 3 of Exhibit A to the MSA Side Letter, in accordance with Section 6.2(A)(1) of the MSA, the parties agree that commencing May 29, 2006, the component of the Direct Cost Budget representing compensation for the utilization of Manager-owned assets in providing the services required under the MSA ("Manager Asset Compensation") shall be $30,000,000 (such amount being referred to as the "Fixed Manager Asset Compensation"). The net book value of common plant as of May 28, 2006 shall be supported by KeySpan's books and records, prepared in accordance with GAAP. The Manager shall provide an analysis, by common plant asset class and related accumulated depreciation consisting of the balance of the common plant asset, by class, as of May 28, 1998, capital additions and retirements for such asset classes, as well as any other adjustments to these common plant asset classes for the period May 28, 1998 through May 31, 2006. In addition to this analysis, Manager shall also provide a forecast of common plant additions and retirements, by year, for the remaining term of the MSA. Based upon the actual common plant net book value at May 28, 2006 and forecast, the parties may consider adjusting the Fixed Manager Asset Compensation. As part of the Annual Settlement process conducted in accordance with Section 6.8 of the MSA for 2007 and 2008, and as part of the actual Direct Costs for the Stub Year, LIPA and KeySpan will calculate the actual cost for these assets. Such actual costs will be the annual recovery of (a) the depreciation and amortization expense of the original cost of the common plant as of May 28, 2006, calculated in accordance with GAAP, such depreciation and amortization expense adjusted to reflect net capital additions and retirements made during the remaining term of the MSA, and (b) a pre-tax return on the undepreciated amount of such common plant during the remaining term of the MSA. For purposes of such calculation, the parties shall use the same capital structure (debt/equity ratio of 60%/40%), return on equity (10.35%) and allowed return on rate base (8.52%) as was utilized in the calculation of the original Manager Asset Compensation. Any difference between the actual cost of these assets and the Fixed Management Asset Compensation will be known as the True-Up Amount. If the True-Up Amount is positive, i.e., the actual costs are greater than Fixed Manager Asset Compensation, the Manager will receive additional compensation (the "Incremental Manager Asset Compensation"), equal to the True Up Amount, provided that in no event shall the total of all variable compensation (including any Incremental Manager Asset Compensation and any Incremental Direct Costs) payable under the MSA in any year exceed twenty percent (20%) of the sum of the total of the Fixed Direct Fee and such variable compensation. If the True-Up Amount is negative, then the variable compensation that would otherwise be payable to the Manager under the MSA will be reduced by the True Up Amount, provided that in no event shall such variable compensation be reduced below zero.

     Section 2.5. Amendment to Attachment C to Exhibit A to the MSA Side Letter. Attachment C to Exhibit A to the MSA Side Letter is amended to read as follows:

          Synergy savings shall be equal to monthly amounts set forth in the table below for the applicable contract months. Contract month shall


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          mean the  number  of the month  from 1 to 120,  in  consecutive  order starting with the month in which the closing date occurs.

                     Period                              Monthly Amount
                     ------                              --------------
                                                             ($000's)
                     1-12                                      338.7
                     13-24                                   1,468.4
                     25-36                                   2,053.8
                     37-48                                   2,639.8
                     49-60                                   3,214.7
                     61-72                                   3,774.3
                     73-84                                   4,048.8
                     85-96                                   4,233.3
                     97-108                                  4,197.3
                     109-120                                 2,927.3

                                    ARTICLE 3

                                  MISCELLANEOUS

     Section 3.1. Effective Date. This Amendment shall be effective on the date on which all approvals, consents or orders (collectively, the "Approvals") listed on the schedule referred to in Section 3.2 of this Amendment and the schedule referred to in Section 3.2 of the Amendment dated as of March 29, 2002 (the "EMA Amendment") to the Energy Management Agreement, dated as of June 26, 1997, by and between KeySpan Energy Trading Services LLC and LIPA, have been obtained and are in full force and effect. Upon receipt of all the Approvals , LIPA shall evidence such receipt by delivery of a notice to the Manager that all Approvals have been obtained, together with a copy of such Approvals.

     Section 3.2. Affirmation of Representations. Except as set forth on the schedule attached hereto, all representations and warranties of the Manager set forth in Section 2.2 of the MSA are (or will be, as the case may be) true and correct as of the date hereof. Except as set forth on the schedule attached hereto, all representations and warranties of LIPA set forth in Section 2.1 of the MSA are (or will be, as the case may be) true and correct as of the date hereof. Each such schedule will include a list of statutory or governmental approvals required to be obtained in connection with the execution and delivery of this Amendment.

     Section 3.3. Termination of this Amendment. This Amendment may be terminated by either party at any time if a final and non-appealable order, ruling or injunction of any court of a competent jurisdiction shall have been issued and the effect of such order, ruling or injunction is to render (i) this Amendment or the EMA Amendment invalid or unenforceable by such party, or (ii) the approval by the Long Island Power Authority of the Amendment dated as of March 29, 2002 (the "GPRA Amendment") to the Generation Purchase Right Agreement, dated as of June 26, 1997, by and between KeySpan and LIPA, invalid


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and thereby causing the GPRA Amendment to be invalid and  unenforceable by LIPA.
Such termination shall be effective immediately upon the giving of a notice of such termination to the other party. This Amendment may not be terminated by either party if a final and non-appealable order, ruling or injunction of any court of a competent jurisdiction shall have been issued and the effect of such order, ruling or injunction is to render the approval of the GPRA Amendment invalid for reason that the Long Island Power Authority did not seek requisite governmental approvals.

     Section 3.4. Miscellaneous. Except as amended hereby, the MSA shall remain in full force and effect. This Amendment shall be governed, including, without limitation, as to validity, interpretation and effect, by the Laws of the State of New York. This Amendment may be executed in two or more counterparts which together shall constitute a single agreement.










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




                  IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers or representatives as of the date first above written.


                                               LONG ISLAND LIGHTING COMPANY
                                               d/b/a LIPA


                                               By /s/
                                                  -------------------
                                               Name: Richard M. Kessel
                                               Title:Chairman and Chief
                                                     Executive Officer



                                               KEYSPAN ELECTRIC SERVICES LLC


                                               By /s/
                                                  -------------------
                                               Name: Richard A. Rapp, Jr.
                                               Title:Vice President and
                                                     Secretary







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                   Schedule of Manager pursuant to Section 3.2

















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                    Schedule of LIPA pursuant to Section 3.2

         The representations and warranties in subsection (D) of Section 2.1 of the MSA are true and correct as of the date hereof. Except for the representations and warranties in subsection (D) of Section 2.1 of the MSA, none of the other representations and warranties in Section 2.1 of the MSA are true and correct as of the date hereof, but all of such representations and warranties will be true and correct on the date on which all of the Approvals listed below have been obtained.

         The obligations of LIPA hereunder are subject to the receipt of the following Approvals:

          1. Approval of the Public Authorities Control Board required pursuant to Section 51 and subsection (aa) of Section 1020-f of the Public Authorities Law; and

          2. Approval of the Comptroller of the State of New York required pursuant to Section 1020-cc of the Public Authorities Law.


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